Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), made effective as of July 20, 2015, is entered into by and between Starz Entertainment, LLC, a Colorado limited liability company (“Employer”), and Jeffrey Hirsch (“Executive”).

Employer, together with other members of the Starz Group, is presently engaged in the business of providing premium movie channels for distribution in the United States, creating and distributing animated and live-action programming, distributing home video/DVD products and producing feature-length films. Employer desires to employ Executive, and Executive desires to be employed with Employer, under the terms and conditions set forth herein. Certain capitalized terms used in this Agreement have the meanings set forth in Section 9.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Employment; Term; Duties

1.Employment. Upon the terms and conditions hereinafter set forth, Employer hereby employs Executive, and Executive hereby accepts employment, as the President of Global Marketing and Product Planning of Employer and of other members of the Starz Group designated by Employer from time to time.

2.Term. Subject to earlier termination in accordance with the terms of this Agreement, Executive’s employment hereunder shall be for a term commencing effective as of July 20, 2015 (“Effective Date”), and expiring at the close of business on July 19, 2018 (such fixed three-year period hereinafter referred to as the “Initial Term”). The period of time from the Effective Date until the expiration or earlier termination of the term of Executive’s employment under this Agreement, whether such expiration or termination occurs during or at the end of the Initial Term is referred to herein as the “Term.” Employer shall notify Executive no less than (90) days prior to the end of the Initial Term of Employer’s intention to extend the employment relationship. Any extension shall be subject to new contractual arrangements that are mutually acceptable to Executive and Employer.

3.Duties; Reporting. During the Term, Executive shall perform such executive duties for Employer and other members of the Starz Group as are consistent with his position hereunder. Executive shall report to the Chief Executive Officer of Starz Group (the “CEO”) and shall devote 100% of his business time, attention and energies to the performance of his duties under this Agreement. Subject to the direction of the CEO, Executive shall be the most senior executive officer of Employer with authority and responsibility for marketing and product planning and (at the CEO’s election) program planning. Executive shall use his best efforts to advance the interests and business of Employer and other members of the Starz Group. Executive shall abide by all rules, regulations and policies of Employer of which Executive has received written notice as may be in effect from time to time. Notwithstanding the foregoing, Executive may engage in the management of his personal investments; and subject to applicable company policies: (i) engage in civic, charitable or academic activities including non-compensatory services provided to professional organizations; and (ii) subject to the prior approval of the CEO, serve on corporate boards, so long as such activities do not materially interfere with performance of Executive’s services hereunder.

4.Location. Except for services rendered during business trips as may be reasonably necessary, Executive shall render his services under this Agreement primarily from the offices of Employer in Beverly Hills, California.

5.No Conflicting Agreement. Executive represents and warrants to Employer that there are no agreements or arrangements, whether written or oral, in effect that would prevent Executive from rendering his services exclusively to Employer during the Term in accordance with the provisions of this Agreement.

Section 2.    Compensation

1.Compensation. For all services rendered by Executive to Employer and other members of the Starz Group, Employer shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Section 2.

2.Base Salary. Effective as of the Effective Date, Executive’s base salary shall be an annual salary of $600,000 (“Base Salary”), payable by Employer in accordance with Employer's normal payroll practices (which shall not be less than monthly); provided, that Executive’s Base Salary shall be increased by 10% to $660,000 effective January 1, 2016.

3.Bonus. For each full or partial fiscal year during the Term, in addition to the Base Salary, provided that Executive is employed by Employer on the date of payment thereof, Executive shall be eligible for a discretionary annual bonus ("Bonus") of up to 70% of Executive's annual Base Salary (“Target”) earned during each such year based upon achievement of corporate and individual performance criteria to be determined by the CEO in conjunction with the compensation committee of the Starz Board of Directors (“Compensation Committee”) in their sole discretion (so that for the 2015 fiscal year, Executive’s Bonus shall be based on the Base Salary he receives for the portion of that year for which he is employed hereunder). Executive’s entitlement to, and the amount of, any Bonus will be determined by Employer in its sole discretion. Nothing in this Agreement shall be construed to guarantee the payment of any Bonus to Executive

4.Equity Awards; Additional Compensation. As part of the consideration for Executive’s services to Employer, Executive shall receive the equity awards and additional compensation as set forth in Schedule 1 (“Schedule 1”) attached to this Agreement.

5.Deductions. Employer shall deduct from the compensation described in Sections 2.2 and 2.3, and from any other amounts payable pursuant to this Agreement, any federal, state or local withholding taxes and any other amounts which may be required to be deducted or withheld by Employer pursuant to any federal, state or local laws, rules or regulations.

Section 3.    Benefits; Expenses

1.Benefits. Executive will be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans and retirement plans (“Employer Plans”), and to receive such other benefits and perquisites, as Employer may make available to its other senior executive employees as a group. Executive’s participation in any Employer Plans and receipt of such other benefits and perquisites shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at Employer but are no less favorable than those made available to other senior executives of Employer.

2.Expenses. Employer agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of his duties hereunder and in promoting the business of Employer and to be reimbursed therefor in accordance with the terms of Employer's Travel & Entertainment Policy (as the same may be modified or amended by Employer from time to time in its sole discretion).

Section 4.    Severance Pay Benefits

1.Severance Pay Benefits - Generally. Subject to Section 5, Executive will receive severance pay benefits equal to his Base Pay for the remainder of the Initial Term as if it had expired with the passage of time (“Severance Pay Amount”) upon either of the following: (a) a Qualifying Termination that is not an Excluded Termination; or (b) a Voluntary Termination for Good Reason.

2.Form and Timing of Severance Pay. Except as otherwise provided in Sections 5 and 6, the Severance Pay Amount will be paid as follows:

a.The lesser of the number of days remaining in the Initial Term of Base Pay, or six (6) months of Base Pay being paid in one lump sum payment within sixty (60) days after Executive’s termination date, and

b.The remaining Severance Pay Amount, if any, will be paid in installments in amounts equal to Executive’s Base Pay pursuant to Employer’s regular payroll practices, commencing with the payroll date coincident with or immediately following the six (6) month anniversary of Executive’s termination date.

c.The Severance Pay Amount will be subject to all applicable tax and other withholdings, except that no withholding will be made for any 401(k) plan or for premiums for continued insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

d.If Executive becomes re-employed by Employer or any member of the Starz Group in any category of employment before receiving the full amount of his Severance Pay Amount, the severance payments will be suspended, and Executive will not be entitled to additional severance payments under this Agreement. If Executive dies after becoming eligible for the Severance Pay Amount but before Executive receives the full amount of his Severance Pay Amount, the remaining amount of such Severance Pay Amount will be paid in one lump sum, within sixty (60) days after Executive’s date of death, to Executive’s estate.

e.In no event will the Severance Pay Amount be considered “wages” pursuant to any State law or regulation, other than for tax purposes.

3.Adjustments to the Severance Pay Amount. The Severance Pay Amount shall be reduced by each of the following, provided that the aggregate reductions shall not reduce severance pay below the Release Consideration:

a.The amount of wages or other compensation for services received by Executive from any other employer or other entity (that is not a member of the Starz Group) during the Severance Period, but this reduction shall apply only to the installment payments (set forth in Section 4.2(b) above) under the Severance Pay Amount;

b.Any wages or wage replacement benefits paid or payable to Executive with respect to any applicable notice period required under the Worker Adjustment and Retraining Notification Act (WARN) or any state law with respect to notice prior to termination; and

c.To the extent permitted by law, by any debt that Executive owes Employer or any member of the Starz Group at the time the Severance Pay Amount becomes payable, provided that in no event will this provision be applied in such a way that it would violate Section 409A of the Internal Revenue Code.

4.4    Enhanced Severance Pay Amount Upon a Change in Control. If Executive experiences a Qualifying Termination within thirty (30) days preceding or twelve (12) months immediately following a Change in Control, in addition to the Severance Pay Amount, and subject to the adjustments in Section 4.3 and the provisions of Section 5, Executive will be entitled to the following additional severance pay benefits:

a.A lump sum payment equal to 70% of the Executive’s annual Base Salary for the year of the Qualifying Termination, which will be paid within sixty (60) days following such termination date; and

b.Provided that Executive elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Employer will contribute to the health plan maintained by Employer as of the date of termination, or any such successor health plan maintained by Employer, that monthly amount that reflects the portion of the premium for such coverage that is paid by Employer as of the date of termination throughout the period beginning on the date of termination and ending on the earliest of (A) the date that is eighteen (18) months following the date of termination, or (B) the expiration of the coverage period specified under COBRA.

Section 5.    Conditions for Payment of Severance Pay Amount. Executive must meet all of the following conditions in order to be eligible to receive severance pay benefits under this Agreement:

1.Waiver and Release Agreement Required. To the extent permitted under applicable law, the Severance Pay Amount provided under this Agreement is conditioned upon Executive (or by Executive’s legal representative, if applicable based on Executive’s death) returning the signed Waiver and Release Agreement to Employer by the 21st day following Executive’s termination date and not revoking it within seven (7) days following execution of the Waiver and Release Agreement (the “Release Review Period”).

2.Suspension of Severance Pay Upon Competitive Activities. Conditions for Executive’s receipt of the Severance Pay Amount are intended to protect the trade secrets and other business interests of the Starz Group. To the extent permitted by law and enforceable in the applicable jurisdiction, if Executive elects to engage in Competitive Activities during the Severance Period, Executive shall deliver to Employer at least ten business days prior to commencing any such Competitive Activities a written notice advising Employer of (i) Executive’s intent to commence Competitive Activities, and (ii) the commencement date for such Competitive Activities. If Executive engages in Competitive Activities prior to the expiration of the Severance Period Employer shall have no obligation to make any further payment of the Severance Pay Amount (except to the extent the Severance Pay Amount is at least equal to the Release Consideration that has not theretofore been paid).

3.Other Damages Upon Competitive Activities. In addition to the suspension of severance pay upon Executive’s engaging in Competitive Activities as provided above, and to the extent permitted by applicable law and enforceable in the applicable jurisdiction, Executive agrees that (i) Employer and its affiliates will be irreparably injured in the event of such Competitive Activities; (ii) Executive will repay to Employer 75% of the total amount of the Severance Pay Amount received by Executive under this Agreement; provided that Executive may retain severance pay benefits equal to the Release

Consideration (whether such payments were received prior or subsequent to such Competitive Activities), together with interest from the dates of such payments to the date reimbursement is made at the rate per annum equal to the prime rate of interest charged by the bank designated by Employer plus 5% or, if lower, the maximum rate permitted by law, (iii) because monetary damages will not be an adequate remedy for any such Competitive Activities, Employer and its affiliates also will be entitled to injunctive relief, in addition to any other remedy which they may have, in the event of such Competitive Activities; and (iv) the existence of any unrelated claims which Executive may have against Employer or any of its affiliates, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer or its affiliates of any of their rights under this paragraph. The covenants of Executive contained in this paragraph are in addition to, and not in lieu of, any obligations which Executive may have with respect to the subject matter of this paragraph, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability will survive any termination of the employment of Executive for any reason and any investigation made with respect to the Competitive Activities by Employer or any of its affiliates.

4.Agreement to Not Solicit and to Keep Information Confidential. Executive agrees that, during his employment with Employer or any member of the Starz Group and during the Severance Period and to the extent enforceable in the applicable jurisdiction, Executive will not:

a.Solicit or divert any business or any customer from any Starz Group member or assist any person in doing so or attempting to do so, or cause or seek to cause any person to refrain from dealing or doing business with any member of the Starz Group or assist any person in doing so or attempting to do so;

b.Solicit or induce, directly or indirectly, or cause or authorize others to solicit or induce, directly or indirectly, any person employed by any member of the Starz Group to leave such employment with the Starz Group member; and

c.Disclose or furnish to, or use for the benefit of, any other person, firm or corporation any Confidential Information, except in the course of the proper performance of the Executive’s employment duties or as required by law, governmental authority or legal process (in which event Executive shall give prior written notice to Employer and shall cooperate with Employer, at Employer’s expense, in complying with such legal requirements).

Executive agrees that (A) Employer and its affiliates will be irreparably injured in the event of a breach of the provisions of this Section 5.4; (B) because monetary damages will not be an adequate remedy for any such breach, Employer and its affiliates will be entitled to injunctive relief, in addition to any other remedy which they may have, in the event of such a breach of the provisions of this paragraph; and (C) the existence of any unrelated claims which Executive may have against Employer or any of its affiliates, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer or its affiliates of any of their rights under this paragraph.

5.Transfer of Duties. Executive must cooperate with the orderly transfer of his duties as requested by Employer.

6.Return of Property. Executive must return all Employer and Starz Group property by a date specified by Employer.

7.Notification of Other Employment. Executive must notify Employer in writing immediately upon becoming employed by any employer in any capacity during the Severance Period.

Section 6.    Application of Code Section 409A to Severance Pay.    All payments and benefits under this Agreement are intended either to be exempt from, or to comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted and administered in a manner consistent with such intent. To the extent that Section 409A applies to any payment of severance under this Agreement, the following will apply:

1.Any payment that is triggered upon Executive’s termination of employment shall be paid only if such termination of employment constitutes a “separation from service” under Section 409A. References in this Agreement to “termination of employment” and similar terms shall mean a “separation from service” as determined under Section 409A. A separation from service shall be deemed to occur if it is anticipated that the level of services Executive will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of services provided by Executive in the immediately preceding thirty-six (36) months.

2.For purposes of Section 409A, Executive’s right to receive installment payments of any severance amount shall be treated as a right to receive a series of separate and distinct payments, and each payment shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A.

a.If the period of time in which a Waiver and Release Agreement shall be executed and become irrevocable as described under Section 5 straddles two calendar years, then the Severance Pay Amount will be paid in the second calendar year, regardless of when the Waiver and Release Agreement is signed. In no event will Employer or its affiliates be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

3.In the event that Executive is deemed on the date of termination to be a “specified employee” as defined in Section 409A, then with regard to any payment that is subject to Section 409A, and that becomes payable by reason of Executive’s termination of employment, such payment shall be delayed until the earlier of (A) the first business day of the seventh calendar month following such termination of employment, or (B) Executive’s death. Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

4.Employer may, without Executive’s consent, amend any provision of this Agreement to the extent that, in the reasonable judgment of Employer, such amendment is necessary or advisable to avoid the imposition on Executive of any tax, interest or penalties pursuant to Section 409A.

Section 7.    Miscellaneous

1.Amendment and Termination of Agreement. Subject to Section 6.4 above, this Agreement may be amended only by written action signed by Executive and Employer; provided, however, that Employer may assign this Agreement to any member of the Starz Group, or any successor to any member of the Starz Group, without the consent of Executive. Additionally, and notwithstanding anything else in this Agreement to the contrary, Executive remains an “employee at will”, and Executive’s employment by Employer is subject to termination by Employer at any time, with or without notice or cause, and for any reason or no reason.

2.Ineligibility for Other Severance Plans. Executive acknowledges and agrees that he is not eligible to participate in, or to receive any benefits under, the Starz Severance Plan for Employees, the Starz Severance Plan for Executives, any successor plan to such plans, or any other contract or arrangement providing severance benefits. Therefore, any now existing contract or severance arrangement between Executive and Employer is hereby deemed null and void.

3.Records. The records of Employer with respect to the determination of eligibility, employment history, Base Pay, absences, and all other relevant matters shall be conclusive for all purposes of this Agreement.

4.Construction. The laws of the State of California will apply and any action brought under this Agreement shall be brought in the State of California.

5.Return of Amounts Paid in Error. Upon a determination by Employer that amounts have been paid under this Agreement to Executive or other individual in error, or amounts have been paid to any individual not entitled to payment under the terms of this Agreement, Executive or other individual receiving such incorrect payments will repay such amounts to Employer immediately upon notice of such error, and Employer will have the right to pursue such repayment to the fullest extent of the law.

6.Severability Provisions. If any provision of this Agreement, or the application of such provision to any person or in any circumstance, is found by a court of competent jurisdiction to be unenforceable for any reason, such provision may be modified or severed from this Agreement to the extent necessary to make such provision unenforceable against such person or in such circumstance. Neither the unenforceability of such provision nor the modification or severance of such provision will affect (i) the enforceability of any other provision of this Agreement or (ii) the enforceability of such provision against any person or in any circumstance other than those against or in which such provision is found to be unenforceable.

7.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and permitted assigns.

8.Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day of transmission if sent via electronic mail to the electronic mail address given below; (d) on the day after delivery by Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (e) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

(a)	If to Employer:
Starz
9242 Beverly Blvd., Suite 200
Beverly Hills, California 90210
Attention: General Counsel

(b)	If to Executive:
Jeffrey Hirsch

With a copy to:

Grubman Shire & Meiselas, P.C.
152 West 57th Street
New York, New York 11577

Notwithstanding the foregoing, any notice of change of address of a party shall be effective only upon actual receipt by the other party hereto.

9.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile signatures shall have the same effect as originals.

10.Entire Agreement. This Agreement contains the full and complete agreement of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements or understandings, whether written or oral, relating thereto.

Section 8.    Arbitration

1.Application of Section. Other than any action to obtain injunctive relief relating to the matters set forth in Section 5 of this Agreement, if any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with Employer or termination therefrom, including, without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims that may not, by statute, be arbitrated, both Executive and Employer (and its members, managers, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and Employer acknowledge that they are relinquishing their right to a jury trial in civil court. Executive and Employer agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with Employer.

2.Arbitration. The arbitration shall be subject to the Federal Arbitration Act and shall be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration shall be commenced and heard in the Los Angeles, California metropolitan area. Only one arbitrator shall preside over the proceedings, who shall be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within ten business days following receipt of such list, the arbitration tribunal shall select the arbitrator. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state wherein Executive worked at the time of his termination, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal or state court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to Employer and Executive as though the dispute were pending in federal court. The arbitrator shall have the ability to rule on pre-hearing motions as though the matter were in a federal court, including the ability to rule on a motion for summary judgment.

3.Fees. If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by Employer, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in California state court. Each party shall pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that attorneys’ fees shall be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

Section 9.    Definitions

1.“Base Pay” means Executive’s weekly base pay in effect for the payroll period during which Executive’s employment is terminated. Overtime, bonuses, commissions, piece rate, incentive pay and any taxable or nontaxable fringe benefits or payments are not included in the calculation of Base Pay.

2.“Change in Control” means the closing date of an Approved Transaction, or the effective date of a Board Change or a Control Purchase, as such terms are defined in the Starz 2011 Incentive Plan Amended and Restated as of October 15, 2013.

3.“Competitive Activities” occur when Executive, during his employment with Employer or any member of the Starz Group and during the Severance Period, directly or indirectly, as principal or agent, or in any other capacity, owns, manages, operates, participates in, or is employed by (including, but not limited to, service as a freelance employee or freelance contractor, an independent contractor, or consultant), any party that competes with the business of Employer (which may include, but is not limited to, program providers such as HBO, Showtime, Amazon, Epix, Netflix and Hulu) or any successor in interest to any of the above mentioned entities. Nothing contained in this Agreement shall be construed as denying Executive the right to own securities of any such entity, so long as such securities are listed on a national securities exchange or quoted on the Nasdaq Stock Market, but in any event no more than an aggregate of 5% of the outstanding shares of such securities.

4.“Confidential Information” means any and all non-public information of which any member of the Starz Group takes reasonable steps to protect the confidentiality of and that affects or relates to the business of the Starz Group, including, without limitation: (i) financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including, without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, and software; (ii) such information as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts and lists; and (iii) all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how,” ideas, concepts, research, processes, and plans. “Confidential Information” does not include information relating to Executive’s working conditions or wages, information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with Employer.

5.	“Excluded Termination” means:

a.Executive’s employment is terminated because of resignation (other than a Voluntary Termination for Good Reason that is a Qualifying Termination), retirement, death or disability;

b.Executive’s employment is terminated because of (i) any act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (ii) the continued failure or refusal of Executive, other than on account of death or disability of Executive, (A) to substantially perform the material duties required of him as President of Global Marketing and Product Planning of Employer and/or (B) to comply with reasonable directions of the CEO; (iii) any material violation by Executive of any (A) policy, rule or regulation of Employer or (B) any law or regulation applicable to the business of Employer or any of its affiliates; (iv) any other intentional misconduct by Executive that has a material detrimental effect on the financial condition or business reputation of the Employer or any of its affiliates; (v) Executive’s conviction for the commission of an act or acts constituting a felony or a crime of moral turpitude punishable by imprisonment of 30 days or more under the laws of the United States or any State or subdivision thereof, or (vi) Executive’s commission of any act of embezzlement, gross negligence or gross malfeasance; provided, that a termination pursuant to this clause b. (i), (ii) or (iii) shall not constitute an Excluded Termination unless all of the following provisions shall have been complied with: (A) Employer shall give Executive a written notice of Employer’s intention to effect a termination, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed termination is based; (B) Executive shall have 30 days after receiving such notice in which to cure such grounds; and (C) Executive fails, within such 30-day period, to cure such grounds to Employer’s reasonable satisfaction. If Executive timely cures such grounds in accordance with the preceding sentence, such termination shall not constitute an Excluded Termination;

c.	Executive fails to return to work after any leave of absence; or

d.Executive voluntarily terminates his employment prior to the termination of employment date set forth in the notice of layoff, reduction in force, job elimination or restructuring, unless such termination constitutes a Voluntary Termination for Good Reason that is a Qualifying Termination.

6.	“Qualifying Termination” means:

a.An involuntary termination of employment by the Company by reason of a layoff, firing, reduction in force, job elimination or restructuring, and that is not an Excluded Termination; or

b.Solely within the 30 days preceding or the twelve months immediately following a Change in Control, a Voluntary Termination for Good Reason.

7.“Release Consideration” means the amount of the Severance Pay Amount that is equal to one-twelfth of Executive’s Base Pay in effect at the date of termination of Executive’s employment, which amount shall constitute consideration for Executive’s delivery of the Waiver and Release Agreement.

8.“Severance Period” means the period over which severance payments are made as provided in Section 4.1.

9.“Starz Group” means Starz, a Delaware corporation (and any successor thereto) and its (or its successor’s) direct and indirect subsidiaries and affiliates (defined for this purpose as any entity which is more than 50% owned) as of the date of determination, including Employer.

10.“Voluntary Termination for Good Reason” means Executive’s termination of his employment with Employer upon the occurrence of any of the following events without the prior consent of Executive:

a.A significant reduction in Executive’s then current Base Salary;

b.A significant reduction in Executive’s title or duties with Employer or the assignment to Executive of duties that are inconsistent with Executive’s position with Employer;

c.Employer requiring Executive to report to any position other than as set forth in Section 1.3 of this Agreement; or

d.The relocation of Executive’s primary place of employment to a location that is more than 50 miles from Executive’s primary place of employment as of Executive’s termination date.

A Voluntary Termination for Good Reason shall not be effective unless all of the following provisions shall have been complied with: (A) Executive shall give Employer a written notice of Executive’s intention to effect a Voluntary Termination for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Voluntary Termination for Good Reason is based and to be given no later than 90 days after the initial occurrence of such circumstances; (B) Employer shall have 30 days after receiving such notice in which to cure such grounds; and (C) if Employer fails, within such 30-day period, to cure such grounds to Executive’s reasonable satisfaction, Executive terminates his employment hereunder within 30 days following the last day of such 30-day period. If Employer timely cures such grounds in accordance with the preceding sentence, Executive shall not be entitled to terminate his employment pursuant to a Voluntary Termination for Good Reason based on such grounds.

11.“Waiver and Release Agreement” means the written agreement under which Executive agrees to release Employer and all others associated or affiliated with Employer from all legal claims associated with Executive’s employment by Employer and to keep Starz Group information confidential and to not disparage any member of the Starz Group or any related person, such agreement to be in a form acceptable to, and provided by, Employer.

[Signature page follows]

IN WITNESS WHEREOF, Employer and Executive have signed this Employment Agreement to be effective on the Effective Date.

Starz Entertainment, LLC

By:	/s/ Christopher P. Albrecht
Title:	Chief Executive Officer
Date:	July 20, 2015

/s/ Jeffrey Hirsch
Jeffrey Hirsch

SCHEDULE 1 TO
EMPLOYMENT AGREEMENT

1. Signing Bonus Restricted Share Grant:        $400,000 value of Restricted Shares to be priced on
the Grant Date (as determined by the Compensation Committee) vesting 25% per year over 4 years and subject to other standard terms as set forth in the award agreement

2.Grant Date:
As specified in 3(a) below; provided, however, that in the event that the Executive is subject to a blackout period (as such blackout period may be extended to the extent that such blackout period terminates during another blackout period under the Employer’s insider trading policy, the “Blackout Period”) during which Executive cannot trade in shares of STRZA Stock: (i) the Grant Date will be the first trading day after the end of the Blackout Period; (ii) the exercise price of the Options will be the closing sale price on the Grant Date as reported by Nasdaq; (iii) the number of shares subject to the Options will be determined by dividing the dollar value contemplated in this Schedule 1 by the value of an option as of the Grant Date, calculated using a Black-Scholes valuation based on assumptions for expected volatility, exercise behavior, the risk-free rate of return and dividend yield consistent with those used for valuing options in the Corporation’s latest financial reports filed with the Securities Exchange Commission; and (iv) the number of Restricted Shares and Restricted Stock Units will be determined by dividing the dollar value contemplated in this Schedule 1 by the closing sales price per share of STRZA Stock on the Grant Date as reported by Nasdaq

3.Annual Equity Incentive:            Target of 150% of annual Base Salary to be priced
on the grant date (as determined by the Compensation Committee) and subject to the other standard terms of the award agreement, except as described below:

a.	Initial 2015 Annual Equity Grant Allocation (with such grant to be made on prior to December 31, 2015, subject to possible events of force majeure):

i)	20%	Options (standard vesting - 4 years)
ii)	40%	Restricted Share Units (standard time based vesting - 4 years)
iii)	40%	Performance Based Restricted Share Units (vesting upon satisfaction of performance criteria)

b.
Future Annual Equity Grant Allocation: The allocation of 2016 and future annual equity grants to be determined by the Compensation Committee (with such allocation to be on terms substantially similar to those afforded to Starz Group’s senior executives)

4.Enhanced Relocation:	$125,000 increase to the Starz standard executive relocation allocation (as defined in the executive relocation package)

5.Incentive Plan:
Means the Starz 2011 Incentive Plan (Amended and Restated as of October 15, 2013). Capitalized terms in this Schedule 1, to the extent defined in the Incentive Plan, have the meanings ascribed to them in the Incentive Plan, or in an award agreement under the Incentive Plan.